UNITED STATES

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SCHEDULE 14A

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Blockbuster Inc.

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The following is the text of a press release issued by Blockbuster Inc. on May 3, 2005.

Blockbuster Responds to ISS Recommendation

DALLAS - May 3, 2005 - Blockbuster Inc. today announced it was pleased that Institutional Shareholders Services (“ISS”) opposes the removal of Blockbuster Chairman and CEO John Antioco from the Company’s Board of Directors.

In reaching its conclusion, ISS noted “that the removal of the company’s CEO, John Antioco, from the board is not warranted at this time.” In making its recommendation, ISS highlighted “the recent progress the company has made operationally, progress that at least in part must be attributed to the leadership of Mr. Antioco as CEO with guidance of his board.”

Blockbuster is also pleased that ISS recommended shareholders withhold their vote from dissident nominee Carl Icahn. ISS commented that Mr. Icahn does not possess the expertise needed to serve on the board and carries a risk of becoming a disruptive presence. In fact, ISS specifically stated that, “based on the timing of Mr. Icahn’s fight…and his public requests that the company pay a special dividend and put itself up for sale, one could argue that he is simply using the proxy fight to promote his own personal agenda.”

“I’m pleased ISS has recommended that shareholders withhold their vote from Mr. Icahn and believes that my removal from the board is not warranted, noting our well-communicated strategic plan, which includes among other things our “End of Late Fees” program and new investments in growing categories like online rentals, holds great promise,” Mr. Antioco said. “I intend to continue acting aggressively to do everything necessary to change our business model and better position Blockbuster for the future.”

“I am, however, disappointed ISS did not also support the election of the board’s two other nominees: Peter Bassi and Linda Griego,” Mr. Antioco said. “Both bring diverse and important backgrounds to the company, Mr. Bassi as a retail expert from his days as president of Yum! Brands International, and Ms. Griego as a long-term Blockbuster director with media experience. We firmly believe a change in our management or strategy is both unnecessary and unwise.”

In response to requests for clarification about Mr. Antioco’s intentions if he is not reelected to the Board of Directors of the Company, Mr. Antioco stated he does not intend to stay with Blockbuster if he is removed as Chairman of the Board although he reaffirmed his strong desire to continue to lead Blockbuster. As to his actions if he wins a seat on the board along with one or two of the dissident Icahn nominees, Mr. Antioco said his decision would depend on several factors and he has not made a determination at this time.

Blockbuster strongly encourages shareholders of the Company to support the company’s current Board by voting their WHITE proxy form and discarding the Gold proxy form distributed by Mr. Icahn.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

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Contact:	Press Karen Raskopf Senior Vice President, Corporate Communications (214) 854-3190 or Randy Hargrove Senior Director, Corporate Communications (214) 854-3190

Analysts/Investors Mary Bell Senior Vice President, Investor Relations (214) 854-3863 or Angelika Torres Director, Investor Relations (214) 854-4279